- DRAFT -



          CERTIFICATE OF THE DESIGNATIONS, POWERS, PREFERENCES
          AND RELATIVE, PARTICIPATING OR OTHER RIGHTS, AND THE
        QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, OF

      SERIES C CUMULATIVE EXCHANGEABLE REDEEMABLE PREFERRED STOCK
                      ($0.01 Par Value Per Share)

                                   OF

                              VIACOM INC.

                           -----------------

         Pursuant to Section 151 of the General Corporation Law
                        of the State of Delaware

                           -----------------

            VIACOM INC., a Delaware corporation (the "Corporation"), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation pursuant to authority conferred upon the Board of Directors by Article IV of the Restated Certificate of Incorporation of the Corporation, which authorizes the issuance of up to 200,000,000 shares of preferred stock, at a meeting of the Board of Directors duly held on May __, 1994:

            RESOLVED, that the issuance of a series of preferred stock, $0.01 par value per share, of the Corporation is hereby authorized and the designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, in addition to those set forth in the Restated Certificate of Incorporation of the Corporation, are hereby fixed as follows:

       (1)  Number of Shares and Designation.  [          ] shares
            --------------------------------
  of the preferred stock, $0.01 par value per share, of the Corporation are hereby constituted as a series of the preferred stock designated as Series C Cumulative Exchangeable Redeemable Preferred Stock (the "Series C Preferred Stock"). The authorized number of shares of Series C Preferred Stock may not be increased at any time and may not be decreased below the number of then currently outstanding shares of Series C Preferred Stock.

       (2)  Definitions.  For purposes of the Series C Preferred
            -----------
  Stock, the following terms shall have the meanings indicated:



















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                                   2

            "Board of Directors" shall mean the board of directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series C Preferred Stock.

            "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

            "Class A Common Stock" shall mean the Class A Common
       Stock of the Corporation, par value $0.01 per share.

            "Class B Common Stock" shall mean the Class B Common
       Stock of the Corporation, par value $0.01 per share.

            "Common Stock" shall mean the Class A Common Stock,
       Class B Common Stock and any other class of common stock of the Corporation which is authorized, issued and outstanding.

            "Debentures" shall mean the Corporation's 5%
       Subordinated Debentures due 2014 issued upon exchange of shares of the Series C Preferred Stock.

            "Dividend Periods" shall mean quarterly dividend periods commencing on the first day of October, January, April and July of each year and ending on and including the day immediately preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period which shall commence on the Issue Date and end on and include the day immediately preceding the first day of the next succeeding Dividend Period).

            "Effective Time" shall mean the effective time of the merger of a wholly owned subsidiary of the Corporation with and into Paramount Communications Inc.

            "Exchange Date" shall have the meaning set forth in paragraph (b) of Section (7) hereof.

            "Exchange Notice" shall have the meaning set forth in paragraph (b) of Section (7) hereof.

            "Issue Date" shall mean the first date on which shares of Series C Preferred Stock are issued.

            "Junior Stock" shall mean the Common Stock and any other class of capital stock of the Corporation now or hereafter issued and outstanding that ranks junior as



















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                                   3

       to dividends and upon liquidation, dissolution or winding up to the Series C Preferred Stock.

            "Parity Stock" shall mean any stock of the Corporation ranking on a parity with the Series C Preferred Stock as to dividends and upon liquidation, dissolution or winding up.

            "Person" shall mean any individual, firm, partnership, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

            "Subsidiary" means any corporation of which at the time of determination the Corporation, directly or indirectly through one or more Subsidiaries, owns more than 50% of the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

            "Trading Day" means a day on which the American Stock Exchange, or such other exchange or inter-dealer quotation system on which the Common Stock is principally traded or authorized to be quoted, is open for the transaction of business.

            "Transfer Agent" means [The First Chicago Trust Company] of New York or such other agent or agents of the Corporation as may be designated by the Board of Directors of the Corporation as the transfer agent for the Series C Preferred Stock.

       (3)  Dividends.  (a)  The holders of shares of the Series C
            ---------
  Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends at the rate per annum of $2.50 per share of Series C Preferred Stock through the tenth anniversary of the Effective Time, and thereafter at the rate per annum of $5.00 per share. Such dividends shall be cumulative from the later of the Effective Time and the latest date through which interest has been paid on Viacom's 8% Exchangeable Subordinated Debentures due 2006, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Directors, on the first Business Day of January, April, July and October of each year during which shares of Series C Preferred Stock are outstanding, commencing on the first such Business Day after the Issue Date or at such additional times and for such interim periods, if any, as determined by the Board of Directors. Each such dividend shall be payable in arrears to the holders of record of shares of the Series C Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, not more than 60 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular















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                                   4

  dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods shall accrue interest at the Base Rate as announced from time to time by Citibank, N.A., which interest, until paid, shall be treated for all purposes of this Certificate of Designation as accrued and unpaid dividends.

       (b) The amount of dividends payable for each full Dividend Period for the Series C Preferred Stock shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for the initial Dividend Period on the Series C Preferred Stock, or any other period shorter or longer than a full Dividend Period on the Series C Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Except as provided in Section 5(a), holders of shares of Series C Preferred Stock called for redemption on a redemption date between a dividend payment record date and the dividend payment date shall not be entitled to receive the dividend payable on such dividend payment date. Holders of shares of Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series C Preferred Stock.

       (c) So long as any shares of the Series C Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any Parity Stock, for any period, nor shall any shares of Parity Stock be redeemed or purchased by the Corporation or any Subsidiary, unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, upon the shares of the Series C Preferred Stock and any other class or series of Parity Stock, all dividends declared upon shares of the Series C Preferred Stock and all dividends declared upon such Parity Stock shall be declared pro rata so that the amounts of dividends per share declared on the Series C Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series C Preferred Stock and such Parity Stock bear to each other.

       (d) So long as any shares of the Series C Preferred Stock are outstanding, no dividends or other distributions (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared or paid or set apart for payment with respect to the Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise set apart for the redemption of any shares of any such Junior Stock) by the Corporation or any Subsidiary (except by conversion into or exchange for Junior Stock) unless, in each case
  (i) the full cumulative dividends on all outstanding shares of the Series C Preferred Stock and any Parity

  Stock, shall have been paid or set apart for payment for all past Dividend Periods and dividend periods with respect to such Parity Stock and (ii) sufficient funds shall have been set apart for the payment of the dividend for the current Dividend Period with respect to the Series C Preferred Stock and the dividend period with respect to any Parity Stock.

       (4)  Liquidation Preference.  (a)  In the event of any
            ----------------------
  liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of the shares of Series C Preferred Stock shall be entitled to receive $50.00 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid thereon but not including to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series C Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidation payments on any shares of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series C Preferred Stock and any such Parity Stock ratably in accordance with the respective amounts which would be payable on such shares of Series C Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section (4), (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary of the Corporation.

       (b) Subject to the rights of the holders of shares of any series or class or classes of Parity Stock, after payment shall have been made in full to the holders of Series C Preferred Stock, as provided in this Section (4), any other series or class or classes of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Series C Preferred Stock shall not be entitled to share therein.

       (5)  Redemption at the Option of the Corporation.  (a)
            -------------------------------------------
  Shares of Series C Preferred Stock may not be redeemed by the Corporation prior to the fifth anniversary of the Effective Time, after which, the Corporation, at its option, may redeem the shares of Series C Preferred Stock, in whole or in part, out of funds legally available therefor, at any time or from time to time, subject to the notice provisions and provisions for partial redemption described below, at the following redemption prices plus an amount equal to accrued and unpaid dividends, if any, to the date fixed for redemption, whether or not earned or declared:

















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                                   6

            If redeemed during the
            12 month period beginning
            on the anniversary of the
            Effective Time indicated below         Redemption Price
            ------------------------------         ----------------

            Fifth . . . . . . . . . . . . . . . .      $52.50
            Sixth   . . . . . . . . . . . . . . .      $52.00
            Seventh . . . . . . . . . . . . . . .      $51.50
            Eighth  . . . . . . . . . . . . . . .      $51.00
            Ninth   . . . . . . . . . . . . . . .      $50.50
            Tenth and thereafter  . . . . . . . .      $50.00

       (b) In the event that full cumulative dividends on the Series C Preferred Stock and other class or series, of stock ranking, as to dividends, on a parity with the Series C Preferred Stock have not been paid or declared and set apart for payment, the Series C Preferred Stock may not be redeemed in part and the Corporation may not purchase or acquire shares of Series C Preferred Stock or such other stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series C Preferred Stock and such other stock.

       (c) In the event the Corporation shall redeem shares of Series C Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 10 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock records of the Corporation, which notice shall be unconditional and irrevocable. Each such notice shall state: (1) the redemption date; (2) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price;
  (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed shall cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price), (i) dividends on the shares of the Series C Preferred Stock so called for redemption shall cease to accrue,
  (ii) said shares shall no longer be deemed to be outstanding, and
  (iii) all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price without interest thereon after the redemption date and accrued and unpaid dividends, if any, to, but not including, the redemption date and any cash adjustment in lieu of fractional unredeemed shares) shall cease. The Corporation's obligation to provide moneys in accordance with the preceding sentence shall be deemed fulfilled if, on or before the redemption date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) having an office in the Borough of Manhattan, City of New York, and having a


















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                                   7

  capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such funds after the redemption date be applied to the redemption of the shares of Series C Preferred Stock so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of two years from such redemption date shall be released or repaid to the Corporation, after which, subject to any applicable laws relating to escheat or unclaimed property, the holder or holders of such shares of Series C Preferred Stock so called for redemption shall look only to the Corporation for payment of the redemption price.

       Upon surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price aforesaid. If fewer than all the outstanding shares of Series C Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Series C Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Corporation in its sole discretion to be equitable. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. No fractional shares will be issued upon redemption, but an adjustment in cash will be made in respect of any fraction of an unredeemed share which would otherwise be issuable.

       (6)  Shares to Be Retired.  All shares of Series C Preferred
            --------------------
  Stock purchased or redeemed by the Corporation or exchanged shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series.

       (7)  Exchange.  (a)  The Corporation may, at its option, on
            --------
  any scheduled dividend payment date occurring on or after the third anniversary of the Effective Time, exchange the Series C Preferred Stock, in whole or in part, for Debentures. The Corporation may effect such exchange only if all accrued and unpaid dividends on the Series C Preferred Stock have been paid. Holders of Series C Preferred Stock so exchanged will be entitled to receive $50 principal amount of Debentures for each share of Series C Preferred Stock held by such holders at the time of exchange plus an amount per share in cash equal to all accrued but unpaid dividends thereon to, but not including, the date of exchange. The Debentures will be issuable only in registered form and in denominations of $1,000 and integral multiples thereof. An amount in cash will be paid to holders for any principal amount otherwise issuable which is less than $1,000. At the time of exchange, all dividends will cease to accrue, the rights of the holders of Series C Preferred Stock as stockholders of the Corporation shall cease (except the right to receive the Debentures, all accrued and unpaid dividends, if any, to, but not including, the date of exchange and any cash adjustment in lieu of principal amount otherwise issuable which is less than $1,000) and the person or persons













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                                   8

  entitled to receive the Debentures issuable upon exchange shall be treated as the registered holder or holders of such Debentures.

       (b) (i)   At least 10 days and not more than 60 days prior to
  the date fixed for any exchange of the Series C Preferred Stock, written notice (the "Exchange Notice") shall be given by first class mail, postage prepaid, to each holder of record on the record date fixed for such exchange (the "Exchange Date") of the Series C Preferred Stock at such holder's address as the same appears on the stock register of the Corporation; provided, however, that neither any failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Series C Preferred Stock to be exchanged except as to the holder or holders to whom the Corporation has failed to give said notice or except as to the holder or holders whose notice was defective. The Exchange Notice shall state:

            (A)  the date fixed for the Exchange Date;

            (B)  that the holder is to surrender to the Corporation,
  in the manner and at     the place designated, the certificate or
  certificates representing the shares of Series C Preferred Stock held by such holder; and

            (C)  that dividends on the shares of the Series C
  Preferred Stock to be    exchanged will cease to accrue on such
  Exchange Date.

            (ii) On or before the Exchange Date, each holder shall surrender the certificate or certificates representing such shares of Series C Preferred Stock to the Corporation, in the manner and at the place designated in the Exchange Notice, and on the Exchange Date the person whose name appears on such certificate or certificates as the owner of such shares shall receive the amount of Debentures described in Section 7(a) above, and each surrendered certificate shall be cancelled and retired.

            (iii) If the Corporation has caused the Debentures to be authenticated on or prior to the Exchange Date and has complied with the other provisions of this Section 7, then, notwithstanding that any certificates for shares of Series C Preferred Stock have not been surrendered for exchange, dividends on the Series C Preferred Stock called for exchange shall cease to accumulate on the Exchange Date, and the holders of such exchanged shares shall cease to be stockholders with respect to the Series C Preferred Stock and shall have no interest in or other claims against the Corporation by virtue thereof and shall have no voting or other rights with respect thereto on the Exchange Date, other than the right to receive the Debentures, the right to accumulated and unpaid dividends up to, but not including, the Exchange Date, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates and the right to receive a cash adjustment, if


















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                                   9

  any, in lieu of any principal amount otherwise issuable which is less than $1,000, and the shares evidenced thereby shall no longer be deemed outstanding for any purpose.

            (iv) Prior to the Exchange Date, the Corporation shall comply with any applicable securities and Blue Sky laws with respect to the exchange of the Series C Preferred Stock for the Debentures.

       (8)  Ranking.  Any class or classes of stock of the
            -------
  Corporation shall be deemed to rank:

            (i) prior to the Series C Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series C Preferred Stock;

            (ii) on a parity with the Series C Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series C Preferred Stock, if the holders of such class of stock and the Series C Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation prices, without preference or priority one over the other; and

            (iii) junior to the Series C Preferred Stock, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Class A Common Stock or Class B Common Stock or if the holders of Series C Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such stock.

       (9)  Voting. Except as herein provided or as otherwise from
            ------
  time to time required by applicable law, holders of Series C Preferred Stock shall have no voting rights whatsoever. Whenever, dividends payable on the shares of Series C Preferred Stock at any time outstanding shall be in arrears for such number of Dividend Periods, which Dividend Periods need not be consecutive, which shall in the aggregate contain not less than 360 days, the number of directors of the Corporation shall be increased by two and the holders of Series C Preferred Stock, voting together as a class with the holders of shares of any class or series of Parity Stock upon which like voting rights have been conferred and are exercisable, will have the right to elect two additional directors to the Board of Directors at the
















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                                   10

  Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders until all such dividends on such series have been paid in full. At elections for such directors, each holder of Series C Preferred Stock shall be entitled to one vote for each share held. Upon any termination of the right of the holders of such series to vote for directors as provided above, the term of office of all directors then in office, elected by such series, shall terminate immediately, subject to such rights revesting in the event of each and every subsequent default of the character mentioned above.

       If the office of any director elected by the holders of Series C Preferred Stock, voting together as a class with the holders of shares any class of series of Parity Stock upon which like voting rights have been conferred and are exerciseable, becomes vacant by reason of death, resignation, retirement, disqualification or removal from office or otherwise, the remaining director elected by the holders of Series C Preferred Stock and any such Parity Stock may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Upon any termination of the right of the holders of Series C Preferred Stock and any such Parity Stock to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of Series C Preferred Stock and any such Parity Stock upon which voting rights have been conferred and are exercisable shall terminate immediately. Whenever the term of office of the directors elected by the holders of Series C Preferred Stock and any such Parity Stock shall so terminate and the special voting powers vested in the holders of Series C Preferred Stock and any such Parity Stock shall have expired, the number of directors shall be such number as may be provided for in the By-Laws irrespective of any increase made pursuant to the provisions of this Section 9.

       So long as any shares of the Series C Preferred Stock remain outstanding, the consent of the holders of at least two-thirds of the shares of Series C Preferred Stock outstanding at the time given in person or by proxy, either in writing or at any special or annual meeting, shall be necessary to permit, effect or validate any one or more of the following:

       (a) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to Series C Preferred Stock with respect to dividends or the distribution of assets upon liquidation, dissolution or winding up, or

       (b) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Restated Certificate of Incorporation of the Corporation which would materially and adversely affect any rights, preferences or voting powers of the holders of Series C Preferred Stock; provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets upon













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                                   11

  liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences or voting powers.

       The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption, scheduled to be consummated within three months after such time.

       (10) Record Holders.  The Corporation and the Transfer Agent
            --------------
  may deem and treat the record holder of any shares of Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

            IN WITNESS WHEREOF, the Corporation has caused this Certificate to be made under the seal of the Corporation and
  signed by               , its                         , and
            --------------      ------------------------
  attested by                , its [Assistant] Secretary, this
              ---------------                                  ----
  day of         , 199  .
         --------     --

                                     VIACOM INC.


                                     By
                                       ------------------------------
                                         [Name]
                                         [Title]


  Attest:



  By
    -----------------------
      [Name]
      [Assistant] Secretary
















          21210_1/SSNYL3